Exhibit 5.1

July 22, 2011

Board of Directors
QNB Corp.
15 North Third Street
Quakertown, Pennsylvania  18951

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the registration of up to 30,000 shares of common stock, $0.625 par value (the "Common Stock"), by QNB Corp. (the "Company"), covered by the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the potential issuance of the Common Stock under the QNB Corp. 2011 Employee Stock Purchase Plan (the “Plan”), we, as counsel to the Company, have reviewed:

(1)  the articles of incorporation of the Company;

(2) the bylaws of the Company;

(3) resolutions adopted by the board of directors of the Company relating to the Registration Statement;

(4) the Registration Statement;

(5) the Plan; and

(6) a copy of a form of Common Stock certificate.

Based upon our review of the foregoing, it is our opinion that the Common Stock covered by the Registration Statement has been duly authorized and, when issued and sold pursuant to the terms described in the Plan, will be legally issued by the Company, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "LEGAL MATTERS" in the related Prospectus.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STEVENS & LEE

/s/ Stevens & Lee